Exhibit 99.1

Universal Insurance Holdings, Inc. Reports First Quarter 2017 Financial Results

Fort Lauderdale, FL, April 25, 2017 - Universal Insurance Holdings, Inc. (NYSE: UVE) today reported net income and diluted earnings per share (EPS) of $31.2 million and $0.86, respectively for the first quarter of 2017.

Universal Insurance Holdings, Inc. Chairman and Chief Executive Officer Sean P. Downes commented: “During the first quarter, Universal reported excellent top line growth and substantial underwriting profit, leading to a strong bottom line result and a 31.4% return on average equity. Although the quarter included losses from weather events beyond plan, our claims handling organization performed up to our high expectations, and these events had a minimal impact on our quarterly earnings. We remain focused on producing profitable and rate-adequate organic growth within Florida and through our Other State expansion efforts, further enhancing our unique direct-to-consumer platform, Universal DirectSM, and continuing to leverage our vertically integrated structure to deliver better service to our policyholders. First quarter results were a great start to 2017, and Universal is well positioned on all fronts to deliver outstanding value to our shareholders going forward.”

First Quarter 2017 Highlights

•	Premium Growth Continues as Expansion Momentum Builds – Direct premiums written grew 7.7% during the first quarter of 2017, with 4.3% growth in our Florida book and strong 44.9% growth in our Other States book. Universal DirectSM continues to contribute to our growth both within and outside of Florida. During the quarter we received our Certificate of Authority from Iowa; Universal is currently writing business in 14 states and is now licensed in an additional 5 states.

•	Underwriting Profitability Improves – The net combined ratio was 78.9% in the first quarter, down from 80.8% in last year’s quarter, driven by a lower expense ratio with a roughly flat loss and LAE ratio. Current quarter results include $3.0 million of weather losses beyond plan.

•	Strong Bottom Line – Net income grew by 23.7% to $31.2 million and diluted EPS grew by 21.7% to $0.86 per share, driven by increases in each major revenue category, a continued focus on expense discipline, and a lower effective tax rate compared to the prior year’s quarter.

•	Balance Sheet Remains Solid – Book value per share grew by 7.4% from year-end 2016 (or 25.9% from March 31, 2016) to $11.37. Our balance sheet remains solid, with a stable investment portfolio, minimal debt, and a conservative reserve position. Importantly, we remain well protected by a robust reinsurance program.

•	Focused on Shareholder Returns – Return on Average Common Equity (ROE) was 31.4% for the first quarter of 2017. We paid dividends of $0.14 per share in the first quarter, equating to an annualized dividend yield of 2.4% at current share price levels. During the first quarter, we repurchased 100,079 shares for $2.5 million, or an average cost of $25.46 per share.

First Quarter 2017 Results

Direct premiums written grew 7.7% from the prior year’s quarter to $245.4 million, with 4.3% growth in our Florida book and strong 44.9% growth in our Other States book. Our organic growth strategy in Florida remains on track, and our expansion efforts outside of our home state continue to build momentum. Each are bolstered by the continued growth of Universal DirectSM, which we launched in April 2016. For the quarter, net premiums earned grew 6.0% to $161.6 million. Commission revenue, policy fees, and other revenue each delivered solid growth of 11.8%, 9.0%, and 6.3%, respectively, versus the prior year’s quarter, driven by increased premium volume and continued geographic footprint expansion.

The net combined ratio was 78.9% in the first quarter of 2017 compared to 80.8% in the prior year’s quarter. The improvement in underwriting profitability was driven by a reduced expense ratio, while the loss ratio remained essentially flat with the prior year’s quarter.

•	The net loss and LAE ratio was 43.7% in the first quarter of 2017, compared to 43.4% for prior year’s quarter. First quarter 2017 results included $3.0 million of pre-tax net losses and loss adjustment expenses attributable to weather events beyond plan during the quarter. The prior year’s quarter included $8.5 million of pre-tax net losses and loss adjustment expenses related to weather events beyond plan.

•	The net general and administrative expense ratio was 35.2% in the first quarter of 2017, compared to 37.4% for the same period last year, driven by a reduction in other operating expenses which was partially offset by a slight increase in policy acquisition costs. The net other operating expense ratio was 15.1% compared to 18.0% in the prior year’s quarter, reflecting a reduction in executive compensation and economies of scale, while the net policy acquisition cost ratio was 20.1% compared to 19.4% in the prior year’s quarter, with the slight increase due predominantly to geographic mix shift within our book.

Net investment income grew by 68.5% from the prior year’s quarter to $2.7 million, driven by the increasing size of our investment portfolio and a shift in asset mix. Net realized investment losses were $63 thousand in the first quarter of 2017, compared to net realized gains of $667 thousand in the prior year’s quarter. Total invested assets were $666.1 million at March 31, 2017, growth of 2.2% from $651.6 million at year-end 2016 and 23.1% since March 31, 2016.

Interest expense was $103 thousand for the first quarter of 2017, down from $196 thousand in the prior year’s quarter, as we continue to reduce our level of outstanding debt. Long term debt was $14.0 million as of March 31, 2017, down from $15.0 million at December 31, 2016 and $23.1 million as of March 31, 2016.

The effective tax rate for the first quarter of 2017 was 34.1%, down from 38.6% in the prior year’s quarter. Two discrete items combined to lower the effective tax rate by 4.3% for the current quarter: (1) a credit of $0.8 million reflecting the application of a new accounting pronouncement for excess tax benefits resulting from stock-based awards that vested and/or were exercised during the quarter, and (2) a credit of $1.3 million resulting from anticipated recoveries of income taxes paid for the 2013-2015 tax years.

During the first quarter, the Company repurchased 100,079 shares for $2.5 million, or an average cost of $25.46 per share. $15.4 million remains on our current repurchase authorization.

Stockholders’ equity was $398.8 million at March 31, 2017, growth of 7.4% from year-end 2016 and 26.9% from March 31, 2016. Book value per common was $11.37 at March 31, 2017 compared to $9.03 at March 31, 2016, or growth of 25.9%. Return on Average Common Equity (ROE) was 31.4% for the first quarter of 2017.

On January 23, 2017, the Company announced that its Board of Directors declared a cash dividend of $0.14 per share of common stock paid on March 2, 2017 to shareholders of record on February 17, 2017. On April 12, 2017, the Company announced that the Board of Directors declared a cash dividend of $0.14 per share of common stock payable on July 3, 2017 to shareholders of record on June 14, 2017.

Conference Call

Members of the Universal management team will host a conference call on Wednesday, April 26, 2017 at 10:00 AM ET to discuss first quarter 2017 financial results. Following prepared remarks, management will conduct a question and answer session. The call will be accessible by dialing toll free at (888) 887-7180 or internationally (toll) at (270) 823-1518 using the Conference ID: 8913744. A live audio webcast of the call will also be accessible on the Universal Insurance website at www.universalinsuranceholdings.com. A replay of the call can be accessed toll free at (855) 859-2056 or internationally (toll) at (404) 537-3406 using the Conference ID: 8913744, and will be available through May 11, 2017.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts, Maryland, Delaware, Indiana, Pennsylvania, Minnesota, Michigan, Alabama and Virginia. American Platinum Property and Casualty Insurance Company (APPCIC), also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. APPCIC is additionally licensed to write Fire, Commercial Multi-Peril, and Other Liability lines of business in Florida. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described, and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including Form 10-K for the year ended December 31, 2016.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except per share data)

	March 31,	December 31,
	2017	2016
ASSETS
Invested Assets
Fixed maturities, at fair value	$597,675	$584,361
Equity securities, at fair value	50,286	50,803
Short-term investments, at fair value	5,001	5,002
Investment in real estate, net	13,104	11,435

Total invested assets	666,066	651,601

Cash and cash equivalents	160,364	105,730
Restricted cash and cash equivalents	2,635	2,635
Prepaid reinsurance premiums	49,754	124,385
Reinsurance recoverable	605	106
Premiums receivable, net	56,224	53,833
Property and equipment, net	32,507	32,162
Deferred policy acquisition costs	66,524	64,912
Deferred income tax asset, net	15,389	10,674
Other assets	10,371	13,969

TOTAL ASSETS	$1,060,439	$1,060,007

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	$31,463	$58,494
Unearned premiums	484,796	475,756
Advance premium	28,397	17,796
Reinsurance payable, net	42,270	80,891
Long-term debt	13,971	15,028
Other liabilities	60,777	40,852

Total liabilities	661,674	688,817

STOCKHOLDERS’ EQUITY:
Cumulative convertible preferred stock ($0.01 par value) [1]	—	—
Common stock ($0.01 par value) [2]	454	453
Treasury shares, at cost - 10,372 and 10,272	(89,530)	(86,982)
Additional paid-in capital	83,657	82,263
Accumulated other comprehensive income (loss), net of taxes	(3,944)	(6,408)
Retained earnings	408,128	381,864

Total stockholders’ equity	398,765	371,190

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,060,439	$1,060,007

Notes:

1 -	Cumulative convertible preferred stock ($0.01 par value): Authorized - 1,000 shares; Issued - 10 and 10 shares; Outstanding - 10 and 10 shares; Minimum liquidation preference - $9.99 and $9.99 per share.
2 -	Common stock ($0.01 par value): Authorized - 55,000 shares; Issued - 45,445 and 45,324 shares; Outstanding 35,073 and 35,052 shares.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands)

	Three Months Ended
	March 31,
	2017	2016
REVENUES
Net premiums earned	$161,559	$152,448
Net investment income	2,704	1,605
Net realized gains/(losses) on investments	(63)	667
Commission revenue	4,598	4,113
Policy fees	4,483	4,114
Other revenue	1,593	1,499

Total revenues	$174,874	$164,446

EXPENSES
Losses and loss adjustment expenses	$70,570	$66,117
Policy acquisition costs	32,428	29,596
Other operating expenses	24,402	27,438
Interest expense	103	196

Total expenses	$127,503	$123,347

Income before income tax expense	$47,371	$41,099
Income tax expense	16,172	15,873

NET INCOME	$31,199	$25,226

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

SHARE AND PER SHARE INFORMATION

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2017	2016
Weighted average common shares outstanding - basic	35,140	34,527
Weighted average common shares outstanding - diluted	36,180	35,594
Shares outstanding, end of period	35,073	34,800

Basic earnings per common share	$0.89	$0.73
Diluted earnings per common share	$0.86	$0.71

Cash dividend declared per common share	$0.14	$0.14

Book value per share	$11.37	$9.03

Return on average equity (ROE)	31.4%	32.6%

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

SUPPLEMENTARY INFORMATION

(in thousands, except Policies In-Force)

	Three Months Ended
	March 31,
	2017	2016
Premiums
Direct premiums written - Florida	$218,438	$209,360
Direct premiums written - Other States	26,977	18,613

Direct premiums written - Total	$245,415	$227,973

Direct premiums earned	$236,375	$221,252
Net premiums earned	$161,559	$152,448

Policies In-Force
Florida	585,359	556,437
Other States	114,116	81,325

Total	699,475	637,762

Total Insured Value
Florida	$136,641,073	$129,066,992
Other States	38,986,908	26,712,841

Total	$175,627,981	$155,779,833

Underwriting Ratios - Net
Loss and loss adjustment expense ratio	43.7%	43.4%
Policy acquisition cost ratio	20.1%	19.4%
Other operating expense ratio	15.1%	18.0%
General and administrative expense ratio	35.2%	37.4%

Combined ratio	78.9%	80.8%

Contacts:

Investors

Dean Evans

VP Investor Relations

954-958-1306

de0130@universalproperty.com

Media

Andy Brimmer / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449